                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-131229

PROSPECTUS SUPPLEMENT NO.  4
(TO PROSPECTUS, DATED FEBRUARY 8, 2006)

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                        17,387,500 Shares of Common Stock

         This prospectus supplement, dated October 11, 2006, supplements the prospectus, dated February 8, 2006, of American Oriental Bioengineering, Inc. relating to the resale by the selling shareholders of up to 17,387,500 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SELLING SHAREHOLDERS

         The information in the table appearing under the caption "Selling Shareholders" on page 12 of the prospectus is amended by amending the holdings of the Shareholders listed below, previously listed as a selling shareholder in the prospectus, as supplemented by the Prospectus Supplement No. 1, dated February 10, 2006, Prospectus Supplement No. 2, dated March 3, 2006, Prospectus Supplement No. 3, dated August 3, 2006, and Prospectus Supplement No. 4 dated October 11, 2006 with the information set forth below. The table assumes that all warrants are exercised into shares of our common stock, that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.


                                         NUMBER
                                         OF
                                         SHARES
                                         OF           NUMBER OF
                                         COMMON       SHARES OF    TOTAL NUMBER                    NUMBER OF
                                         STOCK      COMMON STOCK        OF        TOTAL NUMBER     SHARES OF     PERCENTAGE
                                         OWNED        ISSUABLE      SECURITIES         OF        COMMON STOCK     OF COMMON
                                         PRIOR TO     UPON THE      OWNED PRIOR    SECURITIES     OWNED AFTER    STOCK OWNED
                                         THE         EXERCISE OF      TO THE          BEING      THE OFFERING     AFTER THE
          SELLING SHAREHOLDER            OFFERING    WARRANTS (1)    OFFERING      REGISTERED         (2)        OFFERING(2)
---------------------------------        --------   -------------   -----------   ------------    -----------    ------------
Omicron Master Trust (3)                         0         51,242         51,242         51,242        0              *

Rockmore Investment Master
  Fund Ltd. (4)                                  0         23,758         23,758         23,758        0              *

Pike Capital Partners, LP (5)              223,077         14,633        223,077         14,633        0              *

Pike Capital Partners (QP), LP (6)       1,606,925        105,367      1,606,925        105,367        0              *
------------

*        Less than 1%

(1) Unless otherwise indicated, the warrants represented are exercisable at $6.50 per share of our common stock.

(2) Assumes that the selling shareholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 63,865,788 shares of our common stock outstanding as of October 10, 2006, together with securities exercisable for, or convertible into, shares of common stock within 60 days of October 10, 2006.

(3) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this Prospectus Supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(4) Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 11, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund. This represents ownership of 23,758 warrants transferred from Omicron Master Fund.

(5) Pike Capital Management, LLC ("Pike Capital Management"), a limited liability company formed under the laws of the State of Delaware, serves as the general partner to Pike Capital Partners, LP, a Delaware limited partnership. Mr. Daniel W. Pike, as Managing Member of Pike Capital Management, is responsible for the portfolio management decisions of the shares of common stock owned by Pike Capital Partners, LP.

(6) Pike Capital Management, LLC ("Pike Capital Management"), a limited liability company formed under the laws of the State of Delaware, serves as the general partner to Pike Capital Partners (QP), LP, a Delaware limited partnership. Mr. Daniel W. Pike, as Managing Member of Pike Capital Management, is responsible for the portfolio management decisions of the shares of common stock owned by Pike Capital Partners (QP), LP.

          The date of this prospectus supplement is October 11, 2006.